Exhibit 10.5

Spouse Consent Letter

I, YANLUN LIN (PRC ID Number: __________), the legal spouse of Mr. Junjie Hu (PRC ID Number: __________), hereby unconditionally and irrevocably agree that, the equity interests in Shanghai Earntz Nonwoven Co., Ltd_ (“Earntz”) held and registered in the name of my spouse Mr. Junjie Hu (“Target Equity Interests”), shall be disposed of in accordance with the arrangement under a series of contractual agreements (including, the Exclusive Consulting and Services Agreement, the Exclusive Option Agreement, the Equity Interest Pledge Agreement and the Powers of Attorney) (“Contractual Agreement”) executed by my spouse on July 9, 2021.

I hereby further undertake to not take any action for purpose of arising conflicts with the Contractual Agreement, including claiming the Target Equity Interests to be the common property of me and my spouse to influence or to impede my spouse’s performance of the obligations under the Contractual Agreement. I hereby unconditionally and irrevocably waive any rights or interests in relation to the Target Equity Interests that may be granted to me under any applicable law.

I confirm and agree that, the equity interests owned by my spouse under the Contractual Agreement (“Equity Interests Owned by the Spouse”) shall be attribute to my spouse in any condition, and my spouse can pledge, sell or dispose of the Equity Interests owned by my Spouse pursuant to such agreements without my consent. I further confirm that, my spouse can perform the Contractual Arrangements and further amend or terminate the Contractual Arrangements without the authorization or consent from me, and I have never and will not be involved in the operation or management of Earntz. I have no right to claim any rights in relation to the Equity Interests Owned by my Spouse in any case, including but not limited to, voting right, disposal right and any economic benefits generated (if any). I undertake to execute all necessary documents, and to take all necessary actions to ensure the due performance of the Contractual Agreement (as amended from time to time.) I agree and undertake that, if I obtain any equity interests in Earntz owned by my spouse for any reason, I will be bound by the Contractual Agreements (as amended from time to time,) and comply with the obligations hereto as the shareholder of Earntz, and for this purpose, upon the request from the holders of the rights under the Contractual Agreement, I shall execute a series of written documents in the same formats and contents as the Contractual Agreement (as amended from time to time.)

I further confirm, covenant and undertake that, in case of death or incapacity of my spouse, divorce or any other circumstance that may impact the exercise of the shareholder’s rights in Earntz by my spouse, me and any of my successors, guardians, creditors and any other persons that are entitled to claim benefits or interests to the equity interests in Earntz held by my spouse, I will not take any actions that will influence or impede the performance of obligations under the Contractual Agreements by my spouse.

Signature:	/s/ YANLUN LIN

Date: July 9, 2021